Exhibit 10.18

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of September 5, 2023 (the “Effective Date”) by and between Xilio Therapeutics, Inc. (the “Company”) and Katarina Luptakova, M.D. (the “Executive”) (together, the “Parties”).

RECITALS

WHEREAS, the Company and the Executive are party to an offer letter dated October 26, 2021 (the “Existing Offer Letter”), and in connection with the Executive’s promotion to the role of Chief Medical Officer, the Parties now desire to enter into this Agreement to detail the terms and conditions of the Executive’s employment in such role; and

WHEREAS, the Executive has agreed to accept continued employment on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties herein contained, the Parties hereto agree as follows:

1.Agreement. This Agreement shall commence on the Effective Date and shall continue until terminated in accordance with Section 7 hereof (the “Term of Employment”).

2.Position. During the Term of Employment, the Executive shall serve as the Chief Medical Officer of the Company, working out of the Company’s headquarters, currently in Waltham, Massachusetts, and traveling as reasonably required by the Executive’s job duties.

3.Scope of Employment. During the Term of Employment, the Executive shall be responsible for the performance of those duties consistent with the Executive’s position as Chief Medical Officer of the Company. The Executive shall report to the Chief Executive Officer of the Company or another executive designated by the Company and shall perform and discharge faithfully, diligently, and to the best of the Executive’s ability, the Executive’s duties and responsibilities hereunder. The Executive shall devote substantially all of the Executive’s business time, loyalty, attention and efforts to the business and affairs of the Company and its affiliates. During the Term of Employment, the Executive will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the Term of Employment without the prior written consent of the Chief Executive Officer of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors with the approval of the Chair of the Board of Directors of the Company (the “Board”), and the Executive may engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Chief Executive Officer of the Company and do not materially interfere with the Executive’s performance of duties to the Company or the Executive’s obligations pursuant to the Restrictive Covenants Agreement (as defined below). The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

4.Compensation. As full compensation for all services rendered by the Executive to the Company and any affiliate thereof, during the Term of Employment, the Company will provide to the Executive the following:

(a)Base Salary. Effective as of the Effective Date, the Executive shall receive a base salary at the annualized rate of $465,000 (the “Base Salary”). The Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s regularly established payroll procedures. The Executive’s Base Salary will be reviewed on an annual or more frequent basis by the Board and, except as set forth in Section 7(c)(i), is subject to increase (but not decrease) in the discretion of the Board.

(b)Annual Discretionary Bonus. Following the end of each calendar year beginning with the 2023 calendar year, the Executive will be considered for an annual incentive bonus with respect to each fiscal year of the Executive’s employment with the Company. The amount, terms and conditions of such bonus (if any) are to be determined at the sole discretion of the Board. As of the Effective Date, the Executive’s target incentive bonus (the “Target Bonus”) shall be 40% of the Executive’s annualized base salary. The actual payout amount for any calendar year is discretionary and will be subject to the Board’s assessment of the Executive’s performance, business conditions at the Company, and the terms of any applicable bonus plan. No amount of annual bonus is guaranteed, and the Executive must be an employee in good standing on the last day of the applicable bonus year in order to be eligible for any annual bonus for such year, except as specifically set forth in Section 8 below. Any annual bonus hereunder will be paid by no later than March 15 of the calendar year after the bonus year to which it relates. For the avoidance of doubt, with respect to the Executive’s bonus, if any, to be paid following the end of the 2023 calendar year: (a) for the period beginning on January 1, 2023 and ending on the day immediately preceding the Effective Date, the Executive shall be eligible to earn prorated incentive compensation under the terms of the Existing Agreement in connection with her services as Senior Vice President, Medical of the Company during such period, as determined by the Board based on the Executive’s target incentive bonus amount equal to 35% of her annualized base salary as in effect during such period; and (b) for the period beginning on the Effective Date through the end of the 2023 calendar year, the Executive shall be eligible to earn prorated incentive compensation as set forth in this Agreement, as determined by the Board based on the Executive’s target incentive bonus amount equal to 40% of her annualized base salary as in effect during such period.

(c)Equity Awards. Subject to the approval of the Board or an authorized committee or delegate thereof, the Executive will be granted a stock option to purchase 106,000 shares of common stock of the Company (the “Stock Option Award”) at an exercise price per share equal to the closing price of such common stock on the Nasdaq Global Select Market on the date of grant (or, or if no closing market price is reported for such date, the closing market price on the immediately preceding date for which a closing market price is reported). Subject to the approval by the Board or an authorized committee or delegate thereof, the date of grant for the Stock Option Award is anticipated to be September 5, 2023. The Stock Option Award will vest in 48 equal installments beginning on the first day of the month following the Effective Date, subject to the Executive’s continued service to the Company through each applicable vesting date. The Executive will also be eligible to receive future equity awards, if any, at such times and on such terms and conditions as the Board shall, in its sole discretion, determine.

(d)Benefits. Subject to eligibility requirements and the Company’s policies, the Executive shall have the right, on the same basis as other similarly-situated employees of the Company, to participate in, and to receive benefits under, all employee health, disability, insurance, fringe, welfare benefit and retirement plans, arrangements, practices and programs the Company provides to its senior executives in accordance with the terms thereof as in effect from time to time. The Company reserves the right to modify, amend or terminate any and all of its benefits plans at is discretion.

(e)Paid Time Off. During the Term of Employment, the Executive shall be entitled to vacation and holidays in accordance with the Company’s applicable policy.

(f)Withholdings. All compensation payable to the Executive shall be subject to applicable taxes and withholdings.

5.Expenses. The Executive will be reimbursed for the Executive’s actual, necessary and reasonable business expenses pursuant to Company policy, subject to the provisions of Section 3 of Exhibit A attached hereto.

6.Restrictive Covenants Agreement. As a condition of the Executive’s continued employment pursuant to the terms hereof, the Executive shall execute the Proprietary Rights, Non-Disclosure, Non-Competition and Non-Solicitation, and Developments Agreement (the “Restrictive Covenant Agreement”) attached hereto as Exhibit B. The Executive acknowledges that the Executive’s receipt of the grant of stock options set forth in Section 4(c) of this Agreement is contingent upon the Executive’s Agreement to the non-competition provisions set forth in the Restrictive Covenant Agreement, and that such consideration is fair and reasonable in exchange for the Executive’s compliance with such non-competition obligations. Notwithstanding anything to the contrary in this Agreement, the Executive acknowledges and agrees that (i) the non-competition obligations set forth in the attached Restrictive Covenant Agreement shall not take effect until the later of (x) the Effective Date and (y) the eleventh (11th) business day after the Company provided this Agreement to the Executive for review and execution; and (ii) until such date, the non-competition restrictions previously agreed to by the Executive shall remain in full force and effect.

7.Employment Termination. This Agreement and the employment of the Executive shall terminate upon the occurrence of any of the following:

(a)Upon the death or Disability of the Executive. As used in this Agreement, the term “Disability” shall mean a physical or mental illness or disability that prevents the Executive from performing the duties of the Executive’s position for a period of more than any three (3) consecutive months or for periods aggregating more than twenty-six (26) weeks in any twelve-month period. The Company shall determine in good faith and in its sole discretion whether the Executive is unable to perform the services provided for herein.

(b)At the election of the Company, with or without Cause (as defined below), immediately upon written notice by the Company to the Executive. As used in this Agreement, “Cause” shall mean, as determined in good faith by the Company:

(i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of company property for personal purposes;

(ii) the Executive’s commission of acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(iii) any misconduct by the Executive, regardless of whether or not in the course of the Executive’s employment, that would reasonably be expected to result in material injury or substantial reputational harm to the Company or any of its subsidiaries or affiliates if the Executive were to continue to be employed in the same position; for the avoidance of doubt, a violation of the Company’s anti-discrimination or anti-harassment policies shall constitute Cause pursuant to this (iii);

(iv) the Executive’s continued non-performance of the Executive’s duties hereunder (other than by reason of the Executive’s Disability) which has continued for more than 30 days following written notice of such non-performance from the Board;

(v) the Executive’s material breach of any of the provisions contained in this Agreement or the Restrictive Covenants Agreement; or

(vi) the Executive’s failure to reasonably cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(c)At the election of the Executive, with or without Good Reason (as defined below), upon written notice by the Executive to the Company (subject, if it is with Good Reason, to the timing provisions set forth in the definition of Good Reason). As used in this Agreement, “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):

(i)

a material diminution of the Executive’s Base Salary, other than in connection with, and substantially proportionate to, reductions by the Company of the base salaries of all or substantially all senior management employees of the Company;

(ii)

a material diminution in the Executive’s role, duties, authority or responsibilities; provided, however, that a reduction in authority, duties or responsibilities primarily by virtue of the Company being acquired and made part of a larger entity (whether as a subsidiary, business unit or otherwise) will not constitute Good Reason;

(iii)	a material change in the geographic location at which the Executive provides services to the Company, such that there is an increase of at least thirty (30) miles of driving distance to such location from the Executive’s principal residence as of such change; or

(iv)	any material breach by the Company of this Agreement (to the extent not otherwise covered by this paragraph) or any other written agreement between the Company and the Executive;

“Good Reason Process” consists of the following steps: (i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 90 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and (v) the Executive terminates employment within 90 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

8.Effect of Termination.

(a)All Terminations Other Than by the Company Without Cause or by the Executive With Good Reason. If the Executive’s employment is terminated under any circumstances other than a termination by the Company without Cause or a termination by the Executive with Good Reason (including a voluntary termination by the Executive without Good Reason or a termination by the Company for Cause or due to the Executive’s death or Disability), the Company’s obligations under this Agreement shall immediately cease and the Executive shall only be entitled to receive (i) the Base Salary that has accrued and to which the Executive is entitled as of the effective date of such termination (the “Date of Termination”) and to the extent consistent with general Company policy, to be paid in accordance with the Company’s established payroll procedure and applicable law but no later than the next regularly scheduled pay period, (ii) unreimbursed business expenses for which expenses the Executive has timely submitted appropriate documentation in accordance with Section 5 hereof, and (iii) any amounts or benefits to which the Executive is then entitled under the terms of the benefit plans then-sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”)) (the payments described in this sentence, the “Accrued Obligations”).

(b)Termination by the Company Without Cause or by the Executive With Good Reason Prior to or More Than Twelve Months Following a Change in Control. If the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason prior to, or more than twelve (12) months following, a Change in Control (as defined below), the Executive shall be entitled to the Accrued Obligations. In addition, and subject to the conditions of Section 8(d), the Company shall:

(i) pay the Executive an amount equal to (x) nine (9) months (the “Severance Period”) of the Executive’s Base Salary, and (y) the Executive’s Target Bonus for the year in which the Date of Termination occurs, without regard to whether the metrics have been established or achieved for such year (such bonus amount prorated to reflect the period during such year that the Executive was employed prior to the Date of Termination); and

(ii) provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay for nine (9) months following the Executive’s termination date or until the Executive has secured other employment or is no longer eligible for coverage under COBRA, whichever occurs first, the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments, if to the Executive, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA (collectively, the benefits set forth in Sections 8(b)(i)-(ii), the “Severance Benefits”).

(c)Termination by the Company Without Cause or by the Executive With Good Reason Within Twelve Months Following a Change in Control. If the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason within twelve (12) months following a Change in Control, then the Executive shall be entitled to the Accrued Obligations. In addition, in lieu of the Severance Benefits set forth in Section 8(b) above, and subject to the conditions of Section 8(d), the Company shall:

(i) pay the Executive an amount equal to (x) twelve (12) months (the “Change in Control Severance Period”) of the Executive’s Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher), and (y) an amount equal to the Executive’s Target Bonus for the year in which the Date of Termination occurs, without regard to whether the metrics have been established or achieved for such year;

(ii) provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay for twelve (12) months following the Executive’s termination date or until the Executive has secured other employment or is no longer eligible for coverage under COBRA, whichever occurs first, the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments, if to the Executive, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA; and

(iii) notwithstanding anything to the contrary in any applicable equity incentive award agreement, stock option agreement or other stock-based award agreement, all equity incentive awards, stock options and other stock-based awards subject to time-based vesting held by the Executive shall be accelerated, such that all then-unvested equity awards that vest based solely on the passage of time immediately vest and become fully exercisable or non-forfeitable as of the Executive’s Date of Termination (collectively, the benefits set forth in Sections 8(c)(i)-(iii) referred to as the “Change in Control Severance Benefits”); provided that, if any equity incentive awards, stock options and other stock-based awards held by the Executive prior to the Effective Date have accelerated vesting terms that are more favorable to the Executive than those set forth in this Section 8(c)(iii), the vesting terms of those equity incentive awards, stock options or other stock-based awards shall apply as opposed to the accelerated vesting terms set forth in this Section 8(c)(iii) solely with respect to such awards.

(d)Release and Timing of Payments. As a condition of the Executive’s receipt of the Severance Benefits or the Change in Control Severance Benefits, as applicable, the Executive must execute and deliver to the Company a severance and release of claims agreement in a form to be provided by the Company (the “Severance Agreement”), which Severance Agreement will include, at a minimum, a release of all releasable claims, non-disparagement, confidentiality, and cooperation obligations, a reaffirmation of the Executive’s continuing obligations under the Restrictive Covenants Agreement, and an agreement not to compete with the Company for a period of twelve (12) months following the Date of Termination. The Severance Agreement must become irrevocable within sixty (60) days following the date of the Executive’s Date of Termination (or such shorter period as may be directed by the Company). The Severance Benefits or the Change in Control Severance Benefits, as applicable, are subject to Exhibit A and, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over the Severance Period or the Change in Control Severance Period, as applicable, commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, any payments due under Section 8(b) or 8(c) above, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. The Executive must continue to comply with the Severance Agreement, the Restrictive Covenants Agreement and any similar agreement with the Company in order to be eligible to receive or continue receiving the Severance Benefits or Change in Control Severance Benefits, as applicable.

(e)Change in Control Definition. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§ 1.409A-3(i)(5)(v), (vi) and (vii): (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) fifty percent (50%) or more of either (x) the then-

outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition of capital stock of the Company directly from the Company or (2) any acquisition of capital stock of the Company by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or (ii) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the Effective Date or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or (iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two (2) conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, fifty percent (50%) or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or (iv) the liquidation or dissolution of the Company. Notwithstanding the foregoing, if the definition of Change in Control (or similar definition) in an equity incentive award, stock option or other stock-based award agreement between the Executive and the Company dated prior to the Effective Date (each, a “Preexisting Equity Agreement”) is broader than this definition of Change in Control in this Agreement, the definition of Change in Control (or similar definition) in such Preexisting Equity Agreement shall apply solely with respect to the equity award covered by such Preexisting Equity Agreement.

9.Modified Section 280G Cutback. Notwithstanding any other provision of this Agreement, except as set forth in Section 9(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the following provisions shall apply:

(a)The Company shall not be obligated to provide to the Executive any portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for the Executive. For purposes of this Section 9, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b)Notwithstanding the provisions of Section 9(a), no such reduction in Contingent Compensation Payments shall be made if (1) the Eliminated Amount (computed without regard to this sentence) exceeds (2) one hundred percent (100%) of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to the Executive (including state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 9(b) shall be referred to as a “Section 9(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c)For purposes of this Section 9 the following terms shall have the following respective meanings:

(i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to or for the benefit of a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d)Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the

Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 9(d). Within thirty (30) days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 9(b) Override is applicable. Within thirty (30) days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that the Executive agrees with the Company’s determination pursuant to the preceding sentence or (B) that the Executive disagrees with such determination, in which case the Executive shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 9(b) Override is applicable. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 9, then the payments shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments. If the Executive states in the Executive Response that the Executive agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three (3) business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that the Executive disagrees with the Company’s determination, then, for a period of sixty (60) days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three (3) business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three (3) business days following the resolution of such dispute. Subject to the limitations contained in Sections 9(a) and 9(b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by the amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal, compounded monthly from the date that such payments originally were due.

The provisions of this Section 9 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan under which the Executive may receive Contingent Compensation Payments.

10.Absence of Restrictions. The Executive represents and warrants that the Executive is not bound by any employment contracts, restrictive covenants or other restrictions that prevent the Executive from carrying out the Executive’s responsibilities for the Company, or which are in any way inconsistent with any of the terms of this Agreement.

11.Notice. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, or immediately upon hand delivery, in each case to the address of the recipient set forth below.

To the Executive: At the address set forth in the Executive’s personnel file

To Company:

Xilio Therapeutics, Inc.

828 Winter Street, Suite 300

Waltham, MA 02451

Attention: Legal Department

Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 11.

12.Governing Law; Enforcement. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, the Executive’s employment with the Company or any other relationship between the Executive and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. The Executive and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

13.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.

14.At-Will Employment. During the Term of Employment, the Executive will continue to be an at-will employee of the Company, which means that, notwithstanding any provision set forth herein, the employment relationship can be terminated by either Party for any reason, at any time, with or without prior notice and with or without Cause.

15.Acknowledgment. The Executive states and represents that the Executive has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that the Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Executive’s name of the Executive’s own free act.

16.No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

17.Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

18.Interpretation. The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms. References in this Agreement to the “Board” shall include any authorized committee thereof.

19.Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

20.Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including, without limitation, the Existing Offer Letter; provided that nothing contained herein shall affect the parties’ respective rights and obligations under any equity award agreements entered into by the Company and the Executive prior to the date hereof, in each case, which remain in full force and effect in accordance with their respective terms.

[Signatures on Page Following]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

XILIO THERAPEUTICS, INC.

By:	/s/ René Russo
Name:	René Russo
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Katarina Luptakova
Katarina Luptakova, M.D.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

Payments Subject to Section 409A

1.Subject to this Exhibit A, any severance payments that may be due under the Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to the Executive under the Agreement, as applicable:

(a)It is intended that each installment of the severance payments provided under the Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the letter agreement.

(c)If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(i)

Each installment of the severance payments due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and

(ii)

Each installment of the severance payments due under the Agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not

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provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.

2.The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of Section 2 of this Exhibit A, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

4.The Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any of the provisions of the Agreement (including this Exhibit A) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

5.The Agreement is intended to comply with, or be exempt from, Section 409A and shall be interpreted accordingly.

[Remainder of page intentionally left blank.]

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EXHIBIT B

Restrictive Covenants Agreement